EXHIBIT 99.3

SCHEDULE OF TRANSACTIONS

Entity Name	Transaction Date	Transaction Type	Quantity	Price Per Share (excluding commissions)
Fund	04/07/2020	Sell	417,464	$1.0548 (1)
Fund	04/08/2020	Sell	781,440	$1.0717 (2)
Fund	04/09/2020	Sell	262,648	$1.1570 (3)

1.
The price reported is a weighted average price. The shares were sold in multiple transactions at prices ranging from $1.02 to $1.11, inclusive. The reporting person undertakes to provide to Menlo Therapeutics Inc., any security holder of Menlo Therapeutics Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (1) through (3).

2.	The price reported in Column 5 is a weighted average price. The shares were sold in multiple transactions at prices ranging from $1.00 to $1.13, inclusive.
3.	The price reported in Column 5 is a weighted average price. The shares were sold in multiple transactions at prices ranging from $1.10 to $1.22, inclusive.